Exhibit 99.1

 The St. Joe Company Reports Second Quarter 2006 Net Income of $0.25 Per Share

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--Aug. 1, 2006--The St. Joe Company (NYSE:JOE):

    --  Lowering 2006 Guidance to $0.70 to $1.05 per Share

    --  Challenging Conditions Continue in Resort and Seasonal
        Residential Markets

    --  JOE Expands Relationships with Homebuilders

    --  Rural Land Sales Remain Steady

    The St. Joe Company (NYSE:JOE) today announced that its Net Income for the second quarter of 2006 was $19.0 million, or $0.25 per share, compared to $37.9 million, or $0.50 per share, for the second quarter of 2005. All per share references in this release are presented on a diluted basis.
    Net Income for the first half of 2006 was $22.7 million, or $0.30 per share, compared to $53.3 million, or $0.70 per share, for the first half of 2005.
    "At established JOE resort towns, including WaterColor and WaterSound Beach, sales remained slow during the second quarter, which had a significant impact on revenue and earnings," said JOE chairman, president and CEO Peter S. Rummell. "Considering the high levels of resale inventory available in many parts of Florida, including JOE's core markets in Northwest Florida, we believe activity in our resort and seasonal markets will remain slow for at least 18 to 24 months before there is a return to supply-demand equilibrium. Sales in some of our primary-home communities declined due to softening demand, reflecting the broader Florida real estate slowdown, along with a temporary lack of product availability in certain JOE communities primarily due to permitting and platting issues that have now been resolved."
    "Although challenging conditions continue in our key Florida resort and seasonal markets, we are seeing sales activity at new projects," said Rummell. "The introduction of new products in WindMark Beach and WaterSound at a wider range of price points is showing some promise."

    National and Regional Homebuilders Buy Into JOE's Florida

    "We are making good progress working with national and regional homebuilders," said Rummell. "Earlier today, JOE and Beazer Homes, USA, Inc. announced a long-term relationship that represents an initial commitment for 681 single-family, townhouse and multifamily sites at Laguna Beach West and Beckrich Northeast in Panama City Beach, SouthWood and Victoria Park. In addition, Beazer Homes has been selected to build homes in RiverTown."
    "In addition, JOE is expanding its relationship with David Weekley Homes," said Rummell. "These commitments include production of primary and seasonal home products in WaterSound, ParkPlace in Bay County, SouthWood and RiverCamps on Crooked Creek. We continue to work with D.R. Horton, Inc., who is purchasing home sites in Hawks Landing."
    "Further, from the submissions of 19 national and regional homebuilders, proposals from seven have been selected for the purchase of home sites in RiverTown, including Beazer Homes and David Weekley Homes. We are in the process of finalizing purchase agreements for home sites in this project in St. Johns County."

    Rural Land Sales Remain Steady; Commercial Pipeline Solid

    "St. Joe Land Company continues to make progress with its niche marketing efforts," said Rummell. "We are seeing significant interest in our new FloridaWild rural land product. In addition, our commercial pipeline in Northwest Florida is solid. In the second quarter, we closed significant sales to a multifamily developer in Tallahassee and Lowe's in Panama City Beach. However, we had one significant commercial contract cancelled in the quarter. More multifamily transactions are in our pipeline, along with a healthy number of smaller retail land parcels and commerce and business park sales."

    Focus Remains on Value Creation

    "Florida has been through real estate cycles like this before," said Rummell. "It has always emerged stronger, driven primarily by a diverse economy and an outstanding quality of life that attracts people to the state. We believe in Florida's long-term future, and we are maintaining a long-term perspective in managing the company."
    "While ultimately we must deliver the value we create through earnings, we have no intention of chasing short-term earnings through significant discounting at the expense of long-term value creation," said Rummell. "Rather, we intend to be well-positioned for the cycle's upswing. We are going to move forward with the patience and commitment necessary to deliver the full value of our land holdings to our shareholders. We may capitalize on near-term opportunities, but any steps we take will remain consistent with our long-term value creation strategy."
    "We are taking this opportunity to review and refocus every aspect of our business," said Rummell. "We've already been able to identify significant savings from our capital spending program through a combination of eliminating some costs, trimming others - and in some cases, delaying some capital spending until market conditions improve."

    FAA Issued Final Environmental Impact Statement for Panama City
Airport

    During the second quarter, the Federal Aviation Administration
(FAA) issued its Final Environmental Impact Statement (FEIS) on the proposed relocation of the Panama City - Bay County International Airport. In the FEIS, the FAA selected relocation to the West Bay site
- on land owned by JOE - as its preferred alternative. While there are still a number of steps remaining to relocate the airport, this positive FEIS was a significant one. The FAA expects to issue its Record of Decision (ROD) by the end of September.

    Long-Term Trends, Entitlements Expertise Favor JOE

    "While we make short-term course adjustments to respond to market conditions, we continue to believe that long-term trends work in our favor," said Rummell. "Certainly demographic trends, which we have discussed often and at length, work in Florida's favor. Florida's strong, diversified economy and projected population growth are also advantages for JOE."
    "JOE's experience and expertise in gaining entitlements is - and will remain - a significant advantage in the years ahead," said Rummell. "Through these entitlements, we are continuing to build a storehouse of future value. It will never get easier to entitle land in Florida; it will only get more difficult."
    "This growing storehouse of value, in the form of land holdings entitled for highest and best use, will position us to be fully prepared to meet the market when conditions improve and demand increases, not only with our own development efforts, but with our strategic partners as well," said Rummell. "Our land inventory, combined with our entitlement skills, makes JOE an important long-term partner for homebuilders and multifamily, commercial and industrial developers."
    On June 30, 2006, JOE owned approximately 825,000 acres, concentrated primarily in Northwest Florida. These holdings included approximately 335,000 acres within 10 miles of the coast of the Gulf of Mexico and approximately 490,000 acres outside the 10-mile coastal perimeter, including approximately 48,000 acres in southwest Georgia.
    Also, on June 30, 2006, JOE had land-use entitlements in hand or in process for approximately 44,000 residential units, an increase of approximately 2,000 units from March 31, and approximately 15.1 million square feet of commercial space. An additional 637 acres is zoned for commercial uses. These entitlements are on approximately 45,000 acres.
    "The additional residential units reflect our objective to get a broader range of product to market, including additional moderately priced units," said Chris Corr, senior vice president for strategic planning. "We have a number of projects moving through the entitlements process intended to meet demand for more attainable housing."
    Land-use entitlements were also obtained to support development of a new hospital in Port St. Joe to be operated by Sacred Heart Health Systems.
    See Tables 1, 2, and 3 below for additional information about our entitlements currently in hand or in process.


                             2006 OUTLOOK


    Lowering 2006 Guidance to $0.70 to $1.05 per Share

    "As we progress further into the main selling season for many of our communities, the near term operating environment remains a challenge and earnings visibility continues to be extremely limited, particularly for resort and seasonal residential products," said JOE's CFO Anthony M. Corriggio. "As a result of these factors, we are lowering our range of expected full-year earnings to $0.70 to $1.05 per share. There continues to be potential for meaningful variability of earnings on both sides of this range given that sizable real estate transactions can be difficult to predict from a timing perspective."

    St. Joe Towns & Resorts

    "Elevated resale inventories and limited transaction activity in the resort and seasonal product lines continue to adversely affect sales across several markets, leading us to further reduce profit expectations from this segment for the remainder of the year," said Corriggio. "This reduction is again the most significant single component of the downward revision in earnings expectations."
    "On the primary housing front, we continue to be in active discussions with several major homebuilders interested in participating in various JOE projects in Northwest Florida and other parts of the state," said Corriggio. "The definitive agreements just announced with Beazer Homes and the expansion of our relationship with David Weekley Homes are among several initiatives being undertaken to enhance JOE's ability to deliver primary housing at competitive price points across multiple markets. The potential exists for additional transactions to occur in the second half of 2006. However, some of these transactions are not expected to begin to contribute to earnings and cash flows until late this year or in 2007."

    Commercial Real Estate

    "Non-residential commercial (retail, light industrial, office/showroom) activity continues at a solid pace across our Northwest Florida markets," said Corriggio. "We expect more than 15 transactions of this type to close in the second half, ranging in size from $100,000 to several million dollars and with average pricing greater than $200,000 per acre. Most of the earnings from the Lowe's transaction closed in the second quarter will be recognized in the fourth quarter after completion of required infrastructure on the site. We also continue to see relatively strong demand from regional and national multifamily developers looking to bring for-rent and townhouse products to these markets at lower to medium price points, and have several transactions under contract scheduled to close by the end of the year. We did, however, have a transaction with a local developer for a mid-size multifamily/mixed-use parcel result in a cancelled contract and forfeited deposit in the second quarter. The parcel remains with JOE for remarketing, but will likely not result in a 2006 closing."
    "In general, nearly all of Commercial's earnings from land sales should occur in the second half of the year," said Corriggio. "This activity, much of which is currently under contract or letter of intent, is expected to contribute approximately $20 million of pretax gain over the next two quarters. As described in our first quarter report earlier this year, we are also continuing to evaluate the potential sale of an additional office building from our Investment Portfolio."

    St. Joe Land Company

    "We expect continued good performance from Land Company operations as we enter the second half," said Corriggio. "Rural and recreational land sales activity continues to be relatively steady and several types of product offerings currently appear to have sustained traction in both demand and pricing. We anticipate several meaningful transactions involving WoodLands and FloridaWild products, with closings potentially occurring in the fourth quarter."


                          CAPITAL INVESTMENT


    "We have adjusted our capital investment plans and continue to evaluate further reductions in light of market conditions," said Corriggio. "We are thoroughly reviewing all capital investment decisions in order to properly pace development to meet the market as well as bring quality first phases in our next-generation projects to the point of sale in an efficient manner. Subject to further refinement, we currently expect construction spending at WaterSound, WindMark Beach, SummerCamp, RiverTown and SevenShores to total approximately $150 million over the next four quarters. We believe this represents the bulk of the investment capital necessary to ready the initial phase of product for sale in these communities. Vertical construction will not commence at SevenShores until we satisfy internally-set presale requirements."


                   SENIOR NOTES AND CREDIT FACILITY


    "During the second quarter, we initiated a process to better align the covenants on our 2002 and 2004 Senior Notes with those contained in our 2005 Senior Notes and Credit Facility," said Corriggio. "To this end, on July 28th, we entered into an amendment agreement with the 2002 note holders that modifies certain financial covenants. The amendment, when effective, will provide increased leverage capacity along with increased flexibility in maintaining minimum net worth levels, one effect of which is to provide additional flexibility regarding distributions to shareholders. The effectiveness of the covenant modifications is subject to certain conditions, including, but not limited to, the Company's prepayment of the $100 million outstanding 2004 Senior Notes. We have also entered into a loan agreement to provide a separate source of financing to potentially repay the 2004 notes at our discretion. Additional details on the terms of the agreements can be found in our Form 8-K filed on July 31st."

    Dividends and Stock Repurchase

    A quarterly cash dividend of $0.16 per share of common stock was paid on June 30 to shareholders of record at the close of business on June 15, 2006.
    On June 30, 2006, 74,092,125 JOE shares were outstanding. The number of weighted-average diluted shares in the second quarter of 2006 was 74,540,823.
    During the second quarter of 2006, JOE expended an aggregate of $34.3 million for dividends and the acquisition of its shares. JOE acquired 483,257 of its shares at a cost of $22.3 million, an average price of $46.17 per share. On June 30, approximately $106.1 million remained of the company's stock repurchase authorization. Table 4 below contains additional information on JOE's repurchase activity since 1998.
    "We continue to view our dividend and repurchase program as an important contributor to shareholder value," said Corriggio. "During the first half of 2006, JOE expended an aggregate of $71.6 million for dividends and the acquisition of its shares toward our 2006 benchmark of $125 million to $175 million."


                            SEGMENT RESULTS

ST. JOE TOWNS & RESORTS


    Pretax income from continuing operations for St. Joe Towns & Resorts, JOE's residential and resort development segment, was $19.4 million for the second quarter of 2006, compared to $50.9 million in the second quarter last year. These results exclude income from unconsolidated affiliates.
    In the second quarter, St. Joe Towns & Resorts closed on the sales of 424 units and generated revenues from housing and home sites of $129.2 million, compared to 553 units and $190.9 million, respectively, in the second quarter of 2005. See Table 5 below for additional information on our sales activity.
    JOE accepted contracts for 224 homes and 43 home sites in the second quarter of 2006, compared to 500 homes and 146 home sites in the second quarter last year. See Table 6 below for additional information on units placed under contract. The decrease is the result of slowing residential sales in some markets as well as the lack of inventory at certain projects, particularly SouthWood and Victoria Park, where temporary permitting and platting delays, now resolved, limited the availability of home sites.
    The backlog of home sites and homes under contract was 572 units as of June 30, 2006, compared to 1,193 units as of June 30, 2005. As a result of the slower sales pace in 2006, the backlog continued to be reduced in the second quarter as closings of units far outpaced units placed under contract. We are also in a transition stage in several of our high-volume projects, with Paseos, Rivercrest, St. Johns Golf & County Club and Artisan Park all nearing sell-out. See Table 7 below for additional backlog information.
    For the second quarter, the average margin for home sites and homes was 64.2 percent and 23.6 percent, compared to 76.9 percent and
16.2 percent, respectively, for the same period in 2005. The contraction of home site margins was the result of closing fewer higher-margin home sites in 2006 at resort communities in Northwest Florida. The improvement of the home margins was the result of closing homes sold at higher prices in the strong real estate market over the past couple of years.
    "We are working to further expand our relationships with national and regional homebuilders and leverage the activity, interest and energy they bring to a region," said Britt Greene, president of St. Joe Towns & Resorts and St. Joe Commercial. "We are seeking partners who think like us and bring new skill sets to JOE's Florida."
    Beazer Homes and JOE announced earlier today that the two companies have entered into a long-term relationship under which JOE would entitle, develop and sell home sites in a number of its Florida towns to Beazer Homes, who would build and market the single and multi-family homes.
    Initially, under the terms of several purchase agreements, JOE will sell Beazer Homes 681 residential single-family, townhouse and multifamily sites, including 82 townhouse sites in SouthWood in Tallahassee, 179 single-family sites at Victoria Park in DeLand and approximately 420 single-family, townhouse and multifamily sites in Panama City Beach. In addition, JOE has selected a proposal from Beazer Homes for the purchase of residential sites in RiverTown in St. Johns County near Jacksonville.
    In July, JOE entered into an option agreement with David Weekley Homes for 70 home sites in ParkPlace and contracted and closed seven home sites in WaterSound. During the second quarter David Weekley Homes purchased three home sites in RiverCamps on Crooked Creek, one of which is intended to be a model home for their marketing efforts. JOE also selected a proposal from David Weekley Homes for the purchase of home sites in RiverTown. They had previously contracted and are now closing home sites in Palmetto Trace in Panama City Beach.
    Prior to the second quarter, D.R. Horton had committed to purchase 83 home sites in Hawks Landing.
    See Table 8 below for additional information on homebuilder activity. Significant second quarter project activity is summarized below. Additional information on project activity is in Table 9 below.

    Northwest Florida

    WaterColor

    In July, the WaterColor Inn was ranked by Travel + Leisure
Magazine as one of the top 4 hotels in the United States in their rankings of the 'World's Best 100 Hotels.' "Our investment in quality is paying dividends," said Greene. "This type of recognition should attract new potential customers."

    WaterSound

    Sales activity started in the second quarter at WaterSound, north of U.S. 98 in Walton County. In July, non-binding reservations were accepted for 19 home sites at an average price of $170,700. With its inland location and access to beach amenities, WaterSound is bringing a new product offering to the South Walton County market.

    ParkPlace

    During the second quarter, David Weekley Homes entered into an option agreement to purchase 70 home sites in ParkPlace, a new community in Bay County consisting of 260 residential units on 118 acres.

    WindMark Beach

    During the second quarter, sales activity started in the new phases of WindMark Beach in Gulf County. In July, contracts were accepted for 10 home sites at an average price of $281,600. The realignment of a 3.5-mile segment of U.S. 98 within WindMark Beach is scheduled to open late in the third quarter. A show home is featured in the current issue of Southern Accents magazine.

    Northeast Florida

    RiverTown

    During the second quarter, JOE began construction at RiverTown, the 4,170-acre primary home community south of Jacksonville in St. Johns County, one of Florida's fastest growing counties. Proposals for the purchase of home sites were selected from seven national and regional homebuilders, including Beazer Homes and David Weekley Homes. Home sales are expected to begin in 2007.

    Southwest Florida

    SevenShores

    During the second quarter, site work continued at SevenShores in Bradenton to prepare for this market's selling season that begins in the fourth quarter of 2006.

    North and South Carolina

    For the second quarter, Saussy Burbank, JOE's homebuilder based in Charlotte, NC, accepted contracts for 173 homes, compared to 254 contracts in same quarter last year, which was the highest ever achieved by Saussy Burbank. "Overall, we continue to see stable performance from Saussy Burbank in their Carolina markets in Charlotte and Raleigh that are now in the top five markets in the nation," said Greene.


COMMERCIAL REAL ESTATE


    Pretax income from continuing operations for the commercial segment was $0.9 million for the second quarter of 2006, compared to $2.5 million in the same quarter of 2005.
    Pretax income from discontinued operations for the second quarter of 2006 was $4.4 million, compared to $0.3 million in the second quarter of 2005. Second quarter discontinued operations include the results of operations and pretax gains of $4.4 million from the sale of two office buildings in Tampa.
    Information on JOE's commercial land sales activity can be found in Table 10 below. Table 11 contains information on JOE's portfolio of office buildings.

    Northwest Florida

    In the second quarter, JOE closed the sale of two multifamily parcels totaling 17.5 acres in Tallahassee's SouthWood Town Center to Broad Street Partners for $5.5 million, or $315,000 per acre. This is JOE's second Broad Street transaction in Northwest Florida. The mixed-use project is expected to include 383 residential units and 30,000 square feet of retail and commercial space. Current plans call for the development of 335 rental units and 48 additional condominium units over the commercial space.
    JOE also closed on the sale of a 13.5-acre retail parcel to Lowe's. The parcel, located on U.S. 98 in Panama City Beach, sold for $3.3 million, or approximately $245,000 per acre. This retail project is currently under construction and JOE is marketing the outparcels.
    "Demand remains solid for our commerce and business park product, and we believe we are well positioned for the future, given all the economic development activity underway in Northwest Florida," said Greene. "JOE plans to start infrastructure construction later this quarter on the new Cedar Grove Commerce Park in east Bay County. JOE's commerce and business parks provide local and regional businesses with the opportunity to put new operations into service quickly as new jobs continue to be created in the region."

    Investment Portfolio

    On June 28, 2006, JOE closed on the sale of Prestige Place One & Two in Tampa, Florida. The two office buildings, totaling 147,000 square feet, were sold for a gross sales price of $18.1 million, or $123 per square foot. Originally acquired in December 1999, the pretax gain on the transaction was $4.4 million.


ST. JOE LAND COMPANY


    St. Joe Land Company had a solid second quarter with pretax income from continuing operations of $23.0 million in the second quarter of 2006, compared to $16.0 million in the second quarter of 2005.

    WoodLands

    Sales of WoodLands, JOE's rural recreational land, totaled $11.4 million for 5,230 acres at an average price of $2,181 per acre, compared to $12.1 million for 6,314 acres at an average price of $1,912 per acre in the second quarter of 2005.

    FloridaWild

    In the second quarter, JOE worked with the State of Florida and The Nature Conservancy to complete the sale of 2,590 acres along the St. Marks River for a new state park. The FloridaWild parcel sold for $10.6 million, or approximately $4,093 per acre. This parcel is located south of U.S. 27 in Leon County with a small portion in Jefferson County.

    RiverCamps

    RiverCamps on Crooked Creek

    In the second quarter, David Weekley Homes purchased three home sites at an average price of $210,000. David Weekley Home's plans call for a model home to be started later this year.

    WhiteFence Farms

    WhiteFence Farms - Red Hills

    The 2006 Southern Living and Progressive Farmer Idea House & Farmstead at WhiteFence Farms - Red Hills opened for public tours on June 10. The farmstead is being featured in the August 2006 issues of Southern Living and Progressive Farmer magazines. Sales are expected to begin in early 2007.
    Information on JOE's rural land sales activity can be found in Table 12 below.


                            TABLES AND DATA


    Table 1 summarizes JOE's Florida residential and mixed-use projects with land-use entitlements as of June 30, 2006. This table includes multifamily projects, which are marketed by our commercial group. Also detailed in the table are commercial entitlements, in terms of square feet, that are entitled as part of JOE's mixed-use projects. These commercial entitlements include retail, office and industrial uses.


                                Table 1
                 Summary of Land-Use Entitlements (1)
       Active JOE Residential and Mixed-Use Projects in Florida
                             June 30, 2006

                                                           Residential
                                                          Units Closed
                                       Project    Project     Since
    Project        Class.(2) County     Acres     Units(3)  Inception
    -------        -------- --------  ---------  --------- -----------

In Development: (6)
-------------------
Artisan Park (7)      PR    Osceola        175        616         401
Bridgeport            PR    Gulf            15         37          36
Cutter Ridge          PR    Franklin        10         25          --
Hawks Landing         PR    Bay             88        168          23
Landings at Wetappo   RR    Gulf           113         24           7
Palmetto Trace        PR    Bay            141        481         441
Paseos (7)            PR    Palm Beach     175        325         304
RiverCamps on
 Crooked Creek        RS    Bay          1,491        408         181
Rivercrest (7)        PR    Hillsborough   413      1,382       1,223
RiverSide at
 Chipola              RR    Calhoun        120         10           2
RiverTown             PR    St. Johns    4,170      4,500          --
SevenShores (Perico
 Island)              RS    Manatee        192        686          --
SouthWood            VAR    Leon         3,370      4,770       1,944
St. Johns Golf &
 Country Club         PR    St. Johns      820        799         761
SummerCamp            RS    Franklin       762        499          70
The Hammocks          PR    Bay            133        457         453
Victoria Park         PR    Volusia      1,859      4,200         977
WaterColor            RS    Walton         499      1,140         865
WaterSound           VAR    Walton       2,425      1,432           7
WaterSound Beach      RS    Walton         256        511         410
WaterSound West
 Beach                RS    Walton          62        199          13
WindMark Beach        RS    Gulf         2,020      1,662         104
                                      ---------  --------- -----------
     Subtotal                           19,309     24,331       8,222
                                      ---------  --------- -----------

In Pre-Development:(6)
-------------------
Avenue A              PR    Gulf             6         96          --
Bayview Estates       PR    Gulf            31         45          --
Beckrich NE           PR    Bay             15         70          --
Boggy Creek           PR    Bay            630        526          --
College Station       PR    Bay            567        800          --
East Lake Creek       PR    Bay             81        313          --
East Lake Powell      RS    Bay            181        360          --
Hills Road            RS    Bay             30        356          --
Howards Creek         RR    Gulf             8         33          --
Laguna Beach East     PR    Bay             25        360          --
Laguna Beach West     PR    Bay             59        539          --
Long Avenue           PR    Gulf            10         30          --
Palmetto Bayou        PR    Bay             58        217          --
ParkPlace             PR    Bay            118        260          --
ParkSide              PR    Bay             48        480          --
Pier Park NE         VAR    Bay             57        460          --
Pier Park Timeshare   RS    Bay             13        125          --
Port St. Joe Town
 Center              VAR    Gulf           180        624          --
Powell Adams          RS    Bay             32      1,425          --
RiverCamps on Sandy
 Creek                RS    Bay          6,500        624          --
Sabal Island          RS    Gulf            45         18          --
The Cove              RR    Gulf            57         81          --
Timber Island (8)     RS    Franklin        49        407          --
Topsail              VAR    Walton         115        627          --
Wavecrest             RS    Bay              7         95          --
WestBay Corners SE   VAR    Bay            100        524          --
WestBay Corners SW    PR    Bay             64        160          --
WestBay DSAP         VAR    Bay         15,089      5,628          --
WestBay Landing      VAR    Bay            950        214          --
WhiteFence Farms,     RR    Leon
 Red Hills                                 373         61          --
                                      ---------  --------- -----------
     Subtotal                           25,498     15,558          --
                                      ---------  --------- -----------
Total                                   44,807     39,889       8,222
                                      =========  ========= ===========


                                    Residential
                                       Units      Total    Remaining
                                       Under   Residential Commercial
                                     Contract     Units   Entitlements
                                       as of    Remaining  (Sq. Ft.)
    Project        Class.(2) County  6/30/06(4)    (4)         (5)
    -------        -------- -------- --------- ---------- ------------

In Development: (6)
-------------------
Artisan Park(7)       PR    Osceola       122         93           --
Bridgeport            PR    Gulf           --          1           --
Cutter Ridge          PR    Franklin       --         25           --
Hawks Landing         PR    Bay            15        130           --
Landings at Wetappo   RR    Gulf           --         17           --
Palmetto Trace        PR    Bay            --         40           --
Paseos (7)            PR    Palm Beach     19          2           --
RiverCamps on
 Crooked Creek        RS    Bay            --        227           --
Rivercrest (7)        PR    Hillsborough  155          4           --
RiverSide at
 Chipola              RR    Calhoun        --          8           --
RiverTown             PR    St. Johns      --      4,500      500,000
SevenShores (Perico
 Island)              RS    Manatee         9        677        9,000
SouthWood            VAR    Leon           76      2,750    5,399,460
St. Johns Golf &
 Country Club         PR    St. Johns      11         27           --
SummerCamp            RS    Franklin        2        427       25,000
The Hammocks          PR    Bay             1          3           --
Victoria Park         PR    Volusia        74      3,149      854,254
WaterColor            RS    Walton         --        275       47,600
WaterSound           VAR    Walton         --      1,425      457,380
WaterSound Beach      RS    Walton          4         97       29,000
WaterSound West       RS    Walton
 Beach                                     --        186           --
WindMark Beach        RS    Gulf           --      1,558       75,000
                                     --------- ---------- ------------
     Subtotal                             488     15,621    7,396,694
                                     --------- ---------- ------------

In Pre-Development:(6)
-------------------
Avenue A              PR    Gulf           --         96           --
Bayview Estates       PR    Gulf           --         45           --
Beckrich NE           PR    Bay            --         70           --
Boggy Creek           PR    Bay            --        526           --
College Station       PR    Bay            --        800           --
East Lake Creek       PR    Bay            --        313           --
East Lake Powell      RS    Bay            --        360           --
Hills Road            RS    Bay            --        356           --
Howards Creek         RR    Gulf           --         33           --
Laguna Beach East     PR    Bay            --        360           --
Laguna Beach West     PR    Bay            --        539           --
Long Avenue           PR    Gulf           --         30           --
Palmetto Bayou        PR    Bay            --        217       90,000
ParkPlace             PR    Bay            --        260           --
ParkSide              PR    Bay            --        480           --
Pier Park NE         VAR    Bay            --        460      190,000
Pier Park Timeshare   RS    Bay            --        125           --
Port St. Joe Town
 Center              VAR    Gulf           --        624      500,000
Powell Adams          RS    Bay            --      1,425           --
RiverCamps on Sandy
 Creek                RS    Bay            --        624           --
Sabal Island          RS    Gulf           --         18           --
The Cove              RR    Gulf           --         81           --
Timber Island (8)     RS    Franklin       --        407       14,500
Topsail              VAR    Walton         --        627      300,000
Wavecrest             RS    Bay            --         95           --
WestBay Corners SE   VAR    Bay            --        524       50,000
WestBay Corners SW    PR    Bay            --        160           --
WestBay DSAP         VAR    Bay            --      5,628    4,330,000
WestBay Landing      VAR    Bay            --        214           --
WhiteFence Farms,
 Red Hills            RR    Leon           --         61           --
                                     --------- ---------- ------------
     Subtotal                              --     15,558    5,474,500
                                     --------- ---------- ------------
Total                                     488     31,179   12,871,194
                                     ========= ========== ============

(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge.

(2) Current JOE land classifications:
    --  PR - Primary residential.
    --  RS - Resort and seasonal residential, which includes
        RiverCamps.
    --  RR - Rural residential, which includes WhiteFence Farms,
        Homesteads and other rural residential products.
    -- VAR - Includes multiple classifications. For example, a project may have substantial commercial and residential acres.

(3) Project units represent the maximum number of units entitled or currently expected at full build-out. The actual number of units or square feet to be constructed at full build-out may be lower than the number entitled or currently expected.

(4) Excludes our Mid-Atlantic region that includes activity in North and South Carolina where we are primarily engaged in homebuilding, and not obtaining entitlements. As of June 30, 2006, the Mid-Atlantic region had 1,793 home sites owned or under contract. Of that total, 258 have been sold and 1,535 remain to be sold.

(5) Represents the remaining square feet with land-use entitlements as designated in a development order or expected given the existing property land use or zoning and present plans. Commercial entitlements include retail, office and industrial uses.
    Industrial uses total 6,128,381 square feet including SouthWood, RiverTown and the West Bay DSAP.

(6) A project is "in development" when construction on the project has commenced. A project in "pre-development" has land-use entitlements but is still under internal evaluation or requires one or more additional permits prior to the commencement of construction.

(7) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE.

(8) Timber Island entitlements include seven residential units and 400 units for hotel or other transient uses (including units held with fractional ownership such as private residence clubs) and include 480 wet/dry marina slips.


    Table 2 details the proposed JOE residential and mixed-use projects in the land-use entitlements process in Florida.



                                Table 2
            Proposed JOE Residential and Mixed-Use Projects
          In the Land-Use Entitlement Process in Florida (1)
                             June 30, 2006

                                                           Estimated
                                                Estimated  Commercial
                                       Project   Project  Entitlements
    Project        Class.(2) County     Acres   Units(3)  (Sq. Ft.)(3)
    -------        -------- --------  --------- --------- ------------
Bayview MF            PR    Gulf            20       300           --
BonfireBeach          RS    Bay            550       750       70,000
Breakfast Point      VAR    Bay          1,448     3,100      635,000
Carrabelle East       PR    Franklin       200       600           --
DeerPoint Cedar
 Grove                PR    Bay            599       750           --
PineLog               RR    Bay          1,300       125           --
SouthSide            VAR    Leon         1,625     2,800    1,150,000
South Walton
 Multifamily          PR    Walton          40       212           --
Star Avenue North    VAR    Bay            271     1,248      380,000
St. James Island
 McIntyre             RR    Franklin     1,704       340           --
St. James Island
 RiverCamps           RS    Franklin     2,500       500           --
St. James Island
 Granite Point        RS    Franklin     1,000     2,000           --
                                      --------- --------- ------------
Total                                   11,257    12,725    2,235,000
                                      ========= ========= ============

(1) A project is deemed to be in the land-use entitlement process when customary steps necessary for the preparation and submittal of an application, such as conducting pre-application meetings or similar discussions with governmental officials, have commenced and/or an application has been filed. All projects listed have significant entitlement steps remaining that could affect their timing, scale and viability. There can be no assurance that these entitlements will ultimately be received.

(2) Current JOE land classifications:
    --  PR - Primary residential.
    --  RS - Resort and seasonal residential, which includes
        RiverCamps.
    --  RR - Rural residential, which includes WhiteFence Farms,
        Homesteads and other rural residential products.
    -- VAR - Includes multiple classifications. For example, a project may have substantial commercial and residential acres.

(3) The actual number of units or square feet to be constructed at full build-out may be lower than the number ultimately entitled.


    Table 3 is a summary of the additional commercial land-use entitlements.



                                Table 3
      Summary of Additional Commercial Land-Use Entitlements (1)
      (Commercial Projects Not Included in Tables 1 and 2 Above)
                Active JOE Florida Commercial Projects
                             June 30, 2006

                                                Acres Under
                                     Acres Sold  Contract
                             Project    Since      As of   Total Acres
    Project          County   Acres   Inception   6/30/06   Remaining
    -------         -------- ------- ---------- ---------- -----------
Airport Commerce      Leon       45         --         --          45
Alf Coleman Retail    Bay        25         15          1           9
Avery St. Retail      Bay        10         --         --          10
Beach Commerce        Bay       157        141          6          10
Beach Commerce II     Bay       112         11         --         101
Beckrich Office Park  Bay        12          8         --           4
Beckrich Retail       Bay        47         18         --          29
Cedar Grove Commerce  Bay        51         --         --          51
Glades Retail         Bay        14         --         --          14
Gulf Boulevard        Bay        76         21         --          55
Hammock Creek
 Commerce             Gadsden   165         27         --         138
Mill Creek Commerce   Bay        37         --         --          37
Nautilus Court        Bay        11          4         --           7
Port St. Joe
 Commerce II          Gulf       39          9         --          30
Port St. Joe
 Commerce III         Gulf       54         --         --          54
Port St. Joe Medical  Gulf       19         --         --          19
Powell Hills Retail   Bay        44         --         44          --
South Walton Commerce Walton     39         15         --          24
                             ------- ---------- ---------- -----------
Total                           957        269         51         637
                             ======= ========== ========== ===========

(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. Includes significant JOE projects that are either operating, under development or in the pre-development stage.


    Table 4 summarizes the company's stock repurchase activity from 1998 through June 30, 2006.



                                Table 4
                       Stock Repurchase Activity
                         Through June 30, 2006

                          Shares
          ---------------------------------------
                                                  Total Cost   Average
 Period    Purchased   Surrendered(1)    Total   (in millions)  Price
 ------   -----------  -------------  ----------- ----------- --------

1998       2,574,200         11,890    2,586,090       $55.5   $21.41
1999       2,843,200         11,890    2,855,090        69.5    24.31
2000       3,517,066             --    3,517,066        80.2    22.78
2001       7,071,300         58,550    7,129,850       176.0    24.67
2002       5,169,906        256,729    5,426,635       157.6    29.03
2003       2,555,174        812,802    3,367,976       102.9    30.55
2004       1,561,565        884,633    2,446,198       105.0    42.90
2005       1,705,000         68,648    1,773,648       124.8    70.33
2006
(through
June 30)     900,100          4,596      904,696        47.7    52.69
          -----------  -------------  ----------- ----------- --------
Total/
Weighted
Average   27,897,511      2,109,738   30,007,249      $919.3   $30.61
          ===========  =============  =========== =========== ========

(1) Shares surrendered by company executives as payment for the strike price and taxes due on exercised stock options and the vesting of restricted stock.


    Tables 5 and 6 summarize sales activity for St. Joe Towns &
Resorts for the second quarter of 2006 compared to the same period in 2005. Table 7 details backlog for St. Joe Towns and Resorts.



                                Table 5
                        St. Joe Towns & Resorts
                            Sales Activity
                         For the Three Months
                            Ended June 30,
                            ($ in millions)

                       2006                           2005
          -----------------------------  -----------------------------
          Number                         Number
           of            Cost of          of            Cost of
          Units           Sales  Gross   Units           Sales  Gross
          Closed Revenue   (1)   Profit  Closed Revenue   (1)   Profit
          ------ ------- ------- ------  ------ ------- ------- ------
Home Sites
 (2)         40    $7.0    $2.5   $4.5     120   $52.7   $12.2  $40.5
Homes (3)   384   122.2    93.3   28.9     433   138.2   115.8   22.4
          ------ ------- ------- ------  ------ ------- -------  -----
Total       424  $129.2   $95.8  $33.4     553  $190.9  $128.0  $62.9
          ====== ======= ======= ======  ====== ======= ======= ======

(1) Cost of sales for home sites in the second quarter of 2006 consisted of $1.8 million in direct costs, $0.2 million in selling costs and $0.5 million in indirect costs. Cost of sales for home sites in the second quarter of 2005 consisted of $9.4 million in direct costs, $1.7 million in selling costs and $1.1 million in indirect costs. Cost of sales for homes in the second quarter of 2006 consisted of $79.5 million in direct costs, $6.1 million in selling costs and $7.7 million in indirect costs. Cost of sales for homes in the second quarter of 2005 consisted of $98.7 million in direct costs, $7.4 million in selling costs and $9.7 million in indirect costs.

(2) Profit has been deferred as a result of continuing development obligations at SummerCamp and WaterSound West Beach. As a consequence, revenue recognition and closings may occur in different periods.

(3) Homes include single-family, multifamily and Private Resident
    Club (PRC) units. Multifamily and PRC revenue is recognized, if preconditions are met, on a percentage-of-completion basis. As a consequence, revenue recognition and closings may occur in different periods. Percentage-of-completion accounting was utilized at Artisan Park in the second quarter of 2006 and Artisan Park, WaterColor and WaterSound Beach in the second quarter of 2005. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Sales are substantially complete at both of these communities.




                                Table 6
                        St. Joe Towns & Resorts
                      Units Placed Under Contract
                         For the Three Months
                            Ended June 30,

                                   2006     2005    Percentage Change
                                 -------- -------- -------------------
Home Sites                           43     146         (70.5)%
Homes (1)                           224     500         (55.2)
                                 -------- -------- -------------------
Total (1)                           267     646         (58.7)%
                                 ======== ======== ===================

(1) Homes include single-family homes, multifamily and PRC units.
    Paseos and Rivercrest, two unconsolidated joint ventures, are not included. Sales are substantially complete at both of these communities.




                                Table 7
                        St. Joe Towns & Resorts
                              Backlog (1)
                            ($ in millions)

                                 June 30, 2006       June 30, 2005
                              ------------------- --------------------
                                Units   Revenues    Units    Revenues
                              --------- --------- --------- ----------
Home Sites                          18      $1.7        36       $3.2
Homes (2)                          554     207.4     1,157      420.6
                              --------- --------- --------- ----------
Total                              572    $209.1     1,193     $423.8
                              ========= ========= ========= ==========

(1) Backlog represents units under contract but not yet closed. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Backlog at Paseos and Rivercrest totaled $44.8 million for 174 units at the end of the second quarter of 2006, compared to $178.9 million for 726 units at the end of the second quarter of 2005.

(2) As of June 30, 2006, there were 95 units subject to percentage-of-completion accounting in the homes backlog with related revenue of $44.9 million (of which $38.4 million had previously been recognized in the financial statements). As of June 30, 2005, there were 212 units subject to percentage-of-completion accounting with related revenue of $77.1 million (of which $38.6 million had previously been recognized in the financial statements).


    Table 8 summarizes commitments for home site purchases from national homebuilders.



                                Table 8
                     National Homebuilder Summary
                          As of July 31, 2006

             Total Units    Total Units  Average Price Remaining Units
             Committed(1) Closed to Date Closed Units    To Close(2)
             ------------ -------------- ------------- ---------------
Beazer Homes
 Beckrich
  Northeast          70              0           N/A              70
 Laguna Beach
  West              350              0           N/A             350
 SouthWood           82              0           N/A              82
 Victoria Park      179              0           N/A             179
David Weekley
Homes
 Palmetto Trace      55             31        76,200              24
 ParkPlace           70              0           N/A              70
 RiverCamps
  on Crooked
  Creek               3              3       210,000               0
 WaterSound           7              7      $144,200               0
D.R. Horton
 Hawks Landing       83              0           N/A              83
              ----------- --------------               ---------------
Total               899             41                           858
              =========== ==============               ===============

(1) Includes amounts under contract or under option.

(2) These units are not included in the data on Tables 6 and 7.


    Table 9 summarizes the sales activity at various residential communities for the second quarter of 2006 compared to the same period in 2005.



                                Table 9
                        St. Joe Towns & Resorts
                            Sales Activity
                  For the Three Months Ended June 30,
                           ($ in thousands)

                      2006                          2005
         Units    Avg.  Accepted        Units   Avg.  Accepted
         Closed  Price    (1)    Price  Closed  Price   (1)    Price
         ------ ------- ------- ------- ------ ------- ------- -------
WaterColor
 Home
  Sites      1   $321.4      1   $321.4    36   $544.6     36  $544.60
 Single/
  Multi-
  family
  Homes      1    840.7      0        0     2    735.7      0        0
WaterSound
Beach
 Home
  Sites      0        0      0        0    24  1,020.2     24  1,020.2
 Single-
  Family
  Homes      1  1,038.0      4  1,124.2     0        0      0        0
WaterSound-
West Beach
 Home
  Sites      2    293.9      2    293.9     0        0      0        0
WaterSound
 Home
  Sites      7    144.2      7    144.2     0        0      0        0
Palmetto
Trace
 Home
  Sites      8     78.0      8     78.0     0        0      0        0
 Single-
  Family
  Homes     26    320.1      2    201.0    31    188.6     26    301.6
The
Hammocks
 Single-
  Family
  Homes     19    154.2      0        0    19    191.2     25    143.7
Hawks
Landing
 Home
  Sites      0        0     15     76.7     0        0      0        0
Bridgeport
 Home
  Sites      5     23.8      0        0     0        0      5     21.2
SouthWood
 Home
  Sites      6    118.3     (1)   (52.0)   22    130.2     25    132.2
 Single-
  Family
  Homes     41    312.7      3    358.5    58    259.1     65    290.7
SummerCamp
 Home
  Sites      5    350.4      5    325.8     0        0      0        0
 Single-
  Family
  Homes      0        0      0        0     0        0      0        0
St. Johns
G & CC
 Home
  Sites      0        0      2    157.5    12     64.7     35     70.2
 Single-
  Family
  Homes     17    535.1      8    510.0    39    402.6     15    471.1
Hampton
Park/James
Island
 Single-
  Family
  Homes      0        0      0        0     4    511.8      1    499.9
Victoria
Park
 Home
  Sites      6    170.6      4    137.2    21    139.3     16    138.8
 Single-
  Family
  Homes     50    306.9     18    354.8    87    270.3     67    305.1
Artisan
Park(2)
 Home
  Sites       0       0      0       .0     5    447.0      5    447.0
 Single-
  Family
  Homes     27    642.3      2    494.5    18    432.3     25    661.0
 Multi-
  family
  Homes     49    396.1      5    441.9     0        0     22    487.4
SevenShores
 Multi-
  family
  Homes      0        0      9  1,013.7     0        0      0        0
Paseos(2)
 Single-
  Family
  Homes     26    504.2      0        0    35    435.7      0        0
Rivercrest
(2)
 Single-
  Family
  Homes     81    209.0      0        0   138    160.8     98    213.1
Saussy
Burbank
 Single-
  Family
  Homes    153    283.4    173    281.8   175    256.0    254    245.8
         ------ ------- ------- ------- ------ ------- ------- -------
Total      531   $313.9    267   $313.3   726   $289.5    744   $300.2
         ------ ------- ======= ======= ====== ======= ======= =======

(1) Contracts accepted during the quarter. Contracts accepted and closed in the same quarter are also included as units closed.
    Average prices shown reflect variations in the product mix across time periods as well as price changes for similar product.

(2) JOE owns 74 percent of Artisan Park and 50 percent of each of Paseos and Rivercrest. Sales from Paseos and Rivercrest are not consolidated with the financial results of St. Joe Towns &
    Resorts.


    Table 10 summarizes JOE's commercial land sales in Northwest
Florida for the second quarters of 2006 and 2005.



                               Table 10
            St. Joe Commercial Northwest Florida Land Sales
                        Quarter Ended June 30,

           Number of            Gross Sales Price  Average Price/Acre
             Sales   Acres Sold   (in thousands)     (in thousands)
           --------- ---------- ----------------- --------------------
2006           5         34            $9,509              $282
2005          11         25            $2,933              $116


    Table 11 summarizes JOE's investment property portfolio of office buildings as of June 30, 2006.



                               Table 11
               Investment Portfolio of Office Buildings
                             June 30, 2006

                         Number of       Net Rentable       Leased
 Location               Properties       Square Feet       Percentage
 --------               ----------       ------------     ------------
Florida                      6               609,000            89%
Georgia                      8             1,289,000            76
North Carolina               1               158,000           100
Virginia                     3               354,000            96
                        ----------       ------------     ------------
Total                       18             2,410,000           84%
                        ==========       ============     ============


    Table 12 summarizes JOE's rural land sales in Northwest Florida for the second quarters of 2006 and 2005.



                               Table 12
                 St. Joe Land Company Rural Land Sales
                        Quarter Ended June 30,

           Number of            Gross Sales Price  Average Price/Acre
             Sales   Acres Sold   (in thousands)     (in thousands)
           --------- ---------- ----------------- --------------------
  2006
WoodLands     19      5,230           $11,409            $2,181
FloridaWild    2      2,910            12,478             4,288
Other          2        269             2,541             9,446
           --------- ---------- ----------------- --------------------
Total         23      8,409            26,428             3,143
           ========= ========== ================= ====================

  2005
WoodLands     27      6,314            12,075             1,912
Homesteads    19        159             1,781            11,200
Other          1          7               460            65,714
           --------- ---------- ----------------- --------------------
Total         47      6,480           $14,316            $2,209
           ========= ========== ================= ====================




                            FINANCIAL DATA
               ($ in millions except per share amounts)
                         Summary Balance Sheet

                                     June 30, 2006   December 31, 2005
                                   ----------------- -----------------
Assets
Investment in real estate                  $1,192.9          $1,036.2
Cash and cash equivalents                      43.5             202.6
Accounts receivable                            60.2              58.9
Prepaid pension asset                          97.0              95.0
Property, plant and equipment, net             37.7              40.2
Other assets                                  140.5             159.0
                                   ----------------- -----------------
Total assets                               $1,571.8          $1,591.9
                                   ================= =================

Liabilities and Stockholders'
 Equity
Debt                                       $  605.3          $  554.4
Accounts payable, accrued
 liabilities                                  239.7             214.4
Deferred income taxes                         257.9             315.9
                                   ----------------- -----------------
Total liabilities                           1,102.9           1,084.7
Minority interest                              17.1              18.2
Total stockholders' equity                    451.8             489.0
                                   ----------------- -----------------
Total liabilities and stockholders'
 equity                                    $1,571.8          $1,591.9
                                   ================= =================




                             Debt Schedule

                                     June 30, 2006   December 31, 2005
                                   ----------------- -----------------
Revolving debt facility                    $   50.0          $     --
Medium term notes                             407.0             407.0
Acquisition and other debt                      4.0              14.7
Other collateralized/specific asset
 related debt                                 144.3             132.7
                                   ----------------- -----------------
Total debt                                 $  605.3          $  554.4
                                   ================= =================




                  Consolidated Quarterly Comparisons

                     Quarter Ended June 30,  Six Months Ended June 30,
                   ------------------------- -------------------------
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Revenues:
 Real estate sales      $163.6        228.3       $302.7       $386.9
 Rental revenue           10.7          9.8         22.2         19.1
 Timber sales              7.8          7.6         16.3         15.6
 Other revenues           12.6         14.0         20.2         22.2
                   ------------ ------------ ------------ ------------
   Total revenues        194.7        259.7        361.4        443.8
                   ------------ ------------ ------------ ------------
Expenses:
 Cost of real
  estate sales           101.2        142.6        194.8        247.5
 Cost of rental
  revenue                  4.5          3.9          8.8          7.5
 Cost of timber
  sales 6.4          4.9         12.2         10.1
 Cost of other
  revenues                12.2         11.8         20.2         19.8
 Other operating
  expenses                18.2         17.5         38.4         33.2
 Corporate expense,
  net                     13.6         12.0         29.3         23.9
 Depreciation and
  amortization             9.7          9.2         20.0         18.5
                   ------------ ------------ ------------ ------------
   Total expenses        165.8        201.9        323.7        360.5
                   ------------ ------------ ------------ ------------
   Operating profit       28.9         57.8         37.7         83.3
 Other income
  (expense)               (1.9)        (2.2)        (5.4)        (3.2)
                   ------------ ------------ ------------ ------------
Pretax income from
 continuing
 operations               27.0         55.6         32.3         80.1
Income tax expense       (10.7)       (22.3)       (13.1)       (32.0)
Minority interest
 expense                  (2.7)        (1.1)        (4.9)        (2.0)
Equity in income of
 unconsolidated
 affiliates                2.7          5.5          5.6          7.4
Discontinued
 operations, net
 of tax                    2.7          0.2          2.8         (0.2)
                   ------------ ------------ ------------ ------------
Net income               $19.0        $37.9        $22.7        $53.3
                   ============ ============ ============ ============
Net income per
 diluted share           $0.25        $0.50        $0.30        $0.70
                   ============ ============ ============ ============

Weighted average
 diluted shares
 outstanding        74,540,823   76,502,088   74,740,791   76,601,786
                   ============ ============ ============ ============




                     Quarterly Revenues by Segment

                     Quarter Ended June 30,  Six Months Ended June 30,
                   ------------------------- -------------------------
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Towns & Resorts:
 Real estate sales      $129.3       $190.9       $248.1       $319.9
 Rental revenue            0.5          0.5          0.8          0.6
 Other revenues           12.4         13.9         19.8         21.9
                   ------------ ------------ ------------ ------------
Total Towns &
 Resorts                 142.2        205.3        268.7        342.4
                   ------------ ------------ ------------ ------------
Commercial real estate:
 Real estate sales         5.2         14.0          8.1         25.7
 Rental revenue           10.2          9.2         21.4         18.5
 Other revenues            0.2          0.1          0.3          0.3
                   ------------ ------------ ------------ ------------
Total Commercial
 real estate              15.6         23.3         29.8         44.5
                   ------------ ------------ ------------ ------------
Land Sales:
 Real estate sales        29.1         23.5         46.6         41.3
                   ------------ ------------ ------------ ------------
Total Land sales          29.1         23.5         46.6         41.3
                   ------------ ------------ ------------ ------------
Forestry sales             7.8          7.6         16.3         15.6
                   ------------ ------------ ------------ ------------
Total revenues          $194.7       $259.7       $361.4       $443.8
                   ============ ============ ============ ============




                    Quarterly Segment Pretax Income
                      From Continuing Operations

        Jun 30 Mar 31 Dec 31 Sep 30 Jun 30 Mar 31 Dec 31 Sep 30 Jun 30
         2006   2006   2005   2005   2005   2005   2004   2004   2004
        ------ ------ ------ ------ ------ ------ ------ ------ ------
Towns &
 Resorts $19.4  $11.7  $37.5  $25.6  $50.9  $23.1  $24.7  $31.8  $34.4
Commercial
 real
 estate    0.9    0.1    4.9   14.2    2.5    1.2   17.0    2.8    1.0
Land
 sales    23.0   11.8   24.2   16.6   16.0   12.0   16.3   11.5   10.3
Forestry   0.9    2.0    0.5    0.6    1.6    2.0    2.1    1.9    2.4
Corporate
 and
 other  (17.2) (20.3) (15.0) (16.1) (15.4) (13.8) (17.0) (13.6) (11.9)
        ------ ------ ------ ------ ------ ------ ------ ------ ------
Pretax
 income
 from
 continuing
 oper-
 ations  $27.0   $5.3  $52.1  $40.9  $55.6  $24.5  $43.1  $34.4  $36.2
        ====== ====== ====== ====== ====== ====== ====== ====== ======




                        Other Income (Expense)

                     Quarter Ended June 30,  Six Months Ended June 30,
                   ------------------------- -------------------------
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Dividend and
 interest income          $1.1         $0.3         $3.0         $0.6
Interest expense          (5.0)        (3.4)        (8.7)        (5.7)
Other                      2.0          0.9          0.3          1.9
                    ------------ ------------ ----------- ------------
Total                    $(1.9)       $(2.2)       $(5.4)       $(3.2)
                    ============ ============ =========== ============




             Equity in Income of Unconsolidated Affiliates

                     Quarter Ended June 30,  Six Months Ended June 30,
                   ------------------------- -------------------------
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Commercial                $ --         $2.4         $ --         $2.4
Towns & Resorts            2.7          3.1          5.6          5.0
                    ------------ ------------ ----------- ------------
Total                     $2.7         $5.5         $5.6         $7.4
                    ============ ============ =========== ============


    Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

    Conference Call Information

    JOE will host an interactive conference call to review the Company's results for the quarter ended June 30, 2006, and to discuss earnings guidance for 2006 on Tuesday, August 1, 2006, at 10:30 a.m., Eastern Daylight Time.
    To participate in the call, please phone 877-502-9276 (for domestic calls from the United States) or 913-981-5591 (for international calls) approximately ten minutes before the scheduled start time. You may be asked for a Confirmation Code which is:
3277453. Approximately three hours following the call, you may access a replay of the call by phoning 888-203-1112 (domestic) or 719-457-0820 (international) using access code 3277453. The replay will be available for one week.
    JOE will also web cast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the Company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

    About JOE

    The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. We are primarily engaged in real estate development and sales, with significant interests in timber. JOE's mission is to create places that inspire people and make the region an even better place to live, work and play. We're no ordinary JOE.
    More information about JOE can be found at our web site at http://www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "should", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- future operating performance, revenues, earnings, cash flows, and short and long-term revenue and earnings growth rates;

    -- the size and number of residential units and commercial buildings;

    -- expected development timetables and projected timing for the second sales or closings of homes or home sites in a community;

    -- development approvals and the ability to obtain such approvals, including possible legal challenges;

    --  the anticipated price ranges of developments;

    -- the number of units or commercial square footage that can be supported upon full build out of a development;

    -- the number, price and timing of anticipated land sales or acquisitions;

    -- estimated land holdings for a particular use within a specific time frame;

    -- absorption rates and expected gains on land and home site sales;

    --  the pace at which we release new products for sale;

    --  comparisons to historical projects;

    --  the amount of dividends we pay; and

    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2005 as well as, among others, the following:

    -- economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeast United
        States that serve as feeder markets to our Northwest Florida operations;

    -- changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;

    -- changes in macro-economic perceptions or conditions in the real estate market;

    -- the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;

    -- whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;

    -- local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  the pace of commercial development in Northwest Florida;

    --  competition from other real estate developers;

    -- changes in pricing of our products and changes in the related profit margins;

    -- changes in operating costs, including real estate taxes and the cost of construction materials;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    -- changes in interest rates and the performance of the financial markets;

    -- changes in market rental rates for our commercial and resort properties;

    --  changes in the prices or availability of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on approvals of the local airport authority and the Federal Aviation Administration, various permits and the availability of adequate funding;

    -- potential liability under environmental laws or other laws or regulations;

    -- changes in laws, regulations or the regulatory environment affecting the development of real estate;

    -- fluctuations in the size and number of transactions from period to period;

    -- natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;

    -- the continuing effects of recent hurricane disasters on the regional and national economies and current and future demand for our products in Florida;

    --  the prices and availability of labor and building materials;

    -- changes in insurance rates and deductibles for property in Florida;

    --  changes in gasoline prices; and

    --  acts of war, terrorism or other geopolitical events.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

    (C) 2006, The St. Joe Company. "St. Joe," "JOE," "Artisan Park," "Paseos," "Pier Park," "RiverCamps," "RiverTown," "SouthWood," "SummerCamp," "Victoria Park," "WaterColor," "WaterSound," "WhiteFence Farms," "WindMark," and the "Taking Flight" design are service marks of The St. Joe Company. "Southern Living" is a registered trademark of Southern Living, Inc. "Southern Accents" is a registered trademark of Southern Accents, Inc. "Progressive Farmer" is a registered trademark of Progressive Farmer, Inc. "Travel + Leisure" is a registered trademark of American Express Publishing Corporation.

    CONTACT: The St. Joe Company, Jacksonville
             JOE Media Contact: Jerry M. Ray, 904-301-4430 jray@joe.com or
             JOE Investor Contact: Brad Slappey, 904-301-4302 bslappey@joe.com